As filed with the Securities and Exchange Commission on January 12, 2003

Registration No. 333-109267

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALPHASMART, INC.

(Exact name of registrant as specified in its charter)

Delaware	3571	77-0298384
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

973 University Avenue

Los Gatos, California 95032

(408) 355-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ketan D. Kothari

Chief Executive Officer

AlphaSmart, Inc.

973 University Avenue

Los Gatos, California 95032

(408) 355-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Robert G. Day Benjamin D. Nelson Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Justin L. Bastian Mary J. Shimizu Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304 (650) 813-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The sole purpose of Amendment No. 4 to this Registration Statement is to file certain exhibits, as described in Item 16(a) of this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee and The Nasdaq National Market listing fee.

SEC Registration Fee		$4,689
NASD Filing Fee		$6,500
Nasdaq National Market Listing Fee		$5,000
Printing Costs
Legal Fees and Expenses		$600,000
Accounting Fees and Expenses		$500,000
Blue Sky Fees and Expenses		$5,000
Transfer Agent and Registrar Fees		$15,000
Miscellaneous

Total	$

Item 14.    Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duty as a director. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the restated certificate of incorporation and bylaws of the registrant provide that:

•	The registrant is required to indemnify its directors and officers and such persons serving as a director, officer, employee or agent in other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary;

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts if it is finally determined that such person is not entitled to indemnification under Delaware law;

•	The rights conferred in the registrant’s restated certificate of incorporation and bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and

•	The registrant may not retroactively amend the provisions of our restated certificate of incorporation or bylaws in a way that is adverse to the registrant’s directors, executive officers, employees and agents in these matters.

The registrant’s policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, the registrant’s restated certificate of incorporation and the bylaws, as well as certain additional procedural protections. The indemnification agreements provide that the registrant’s directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses, including attorney’s fees, and amounts paid in settlement or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors, officers, employees, agents or fiduciaries of any other company or enterprise when they are serving in these capacities at the request of the registrant. The registrant’s indemnification agreement with Walter G. Kortschak, a director of the registrant and a managing partner of Summit Partners, L.P., also provides that the registrant is liable to indemnify entities affiliated with Summit Partners, L.P. and their respective direct and indirect managers, members, stockholders, partners, officers, directors, employees, agents and affiliates in the same manner and to the same extent as Mr. Kortschak is indemnified under such agreement. The registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, counterclaim or cross claim, except with respect to proceedings specifically authorized by the registrant’s board of directors, brought to enforce a right to indemnification under the indemnification agreement, the registrant’s restated certificate of incorporation or bylaws or as required by Delaware law. In addition, under the agreements, the registrant is not obligated to indemnify, or advance expenses to, the indemnified party:

•	For any expenses incurred by the director or executive officer with respect to any proceeding instituted by such party to enforce or interpret the indemnification agreement, if a court of competent jurisdiction determines that each of the material assertions made by such party was not made in good faith or was frivolous;

•	For any damages or expenses incurred by the director or officer in an action brought by or in the name of the registrant to enforce or interpret the indemnification agreement if a court of competent jurisdiction determines in a final judgment that each of the material defenses asserted by such director or officer was made in bad faith or was frivolous;

•	For expenses or liabilities of any type to the extent the director or officer has otherwise received payment for such amount, whether under an insurance or otherwise;

•	For any amounts paid in settlement of a proceeding, unless the registrant consents to such settlement;

•	For expenses and the payment of profits arising from the purchase or sale by the indemnified party of securities of the registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, if a court of competent jurisdiction makes a final determination that the director or officer has violated such laws; and

•	For any acts, omission, or transaction for which a director or officer may not be indemnified under Delaware law, as determined in a final judgment by a court of competent jurisdiction.

The indemnification provisions in the registrant’s restated certificate of incorporation, bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Document	Exhibit Number
Form of underwriting agreement	1.1	**
Certificate of incorporation of registrant, as currently in effect	3.1	**
Amended and restated certificate of incorporation to effect a two-for-three reverse split of the common stock and redeemable convertible preferred stock.	3.3	**
Amended and restated certificate of incorporation of registrant to be effective upon completion of this offering	3.4	*
Amended and restated bylaws of registrant to be effective upon completion of this offering	3.5	*
Form of directors’ and officers’ indemnification agreement	10.4	*
Form of Indemnification agreement by and between the registrant and Walter G. Kortschak	10.5	*
*	Previously filed.
**	To be filed by amendment.

Item 15.    Recent Sales of Unregistered Securities.

Since September 20, 2000, the registrant has sold and issued the following unregistered securities:

(1)  The registrant sold an aggregate of 194,683 shares of its common stock to employees, directors and consultants for cash consideration in the aggregate amount of $256,147 upon the exercise of stock options granted under its 1998 stock option plan in exchange for cash.

(2)  The registrant granted stock options to employees, directors and consultants under its 1998 stock option plan covering an aggregate of 1,865,323 shares of the registrant’s common stock. Of these, options covering an aggregate of 260,527 were canceled without being exercised.

(3)  On April 1, 2002, the registrant entered into a license agreement with Douglas J. Kelly pursuant to which the registrant agreed to issue Mr. Kelly an option to purchase 13,334 shares of its common stock at an exercise price of $0.015 per share.

(4)  On May 30, 2003, the registrant entered into a loan agreement with Union Bank of California, N.A., pursuant to which it issued a term loan promissory note in the amount of $6,030,000 and revolving credit promissory note in the amount of $3,000,000. These notes mature on May 31, 2005.

The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on either Rule 701 of the rules promulgated under the Securities Act or Section 4(2) of the Securities Act as transactions not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedules

The exhibits listed in the exhibit Index are filed as part of this registration statement.

(a)  Exhibits

Exhibit Number		Description of Document
1.1	**	Form of underwriting agreement.

3.1	**	Certificate of incorporation, as currently in effect.

3.2	*	Bylaws, as currently in effect.

3.3	**	Amended and restated certificate of incorporation to effect a two-for-three reverse split of the common stock and redeemable convertible preferred stock.

3.4	*	Amended and restated certificate of incorporation to be effective upon completion of this offering.

3.5	*	Amended and restated bylaws to be effective upon completion of this offering.

Exhibit Number	Description of Document
4.1**	Form of registrant’s specimen common stock certificate.

5.1*	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the registrant, with respect to the common stock being registered.

10.1*	1998 stock option plan.

10.2*	2003 stock plan.

10.3*	2003 employee stock purchase plan.

10.4*	Form of directors’ and officers’ indemnification agreement.

10.5*	Form of indemnification agreement by and between the registrant and Walter G. Kortschak.

10.6*	Loan agreement by and between the registrant and Union Bank of California, N.A., as agent and lender, dated May 30, 2003.

10.7*	Security agreement dated May 30, 2003 by and between the registrant and Union Bank of California, N.A.

10.8*	Real estate lease agreement by and between registrant and Milpitas Industrial Properties, Inc. dated February 10, 2003.

10.9*	Real estate lease agreement by and between registrant and AlphaVista Properties LLC dated February 11, 2001.

10.10*	Real estate lease agreement by and between registrant and Merham Partners, LLC dated June 23, 2003.

10.11*	Real estate lease agreement by and between registrant and VISTA Enterprises dated August 22, 2000.

10.12*	Real estate sublease agreement by and between registrant and PumaTech Inc. dated February 4, 2002.

10.13***†	License agreement by and between the registrant and PalmSource, Inc. dated June 29, 2001.

10.14***†	Amendment no. 1 to the software license agreement for Palm OS Software by and among PalmSource, Inc., Palm Platform Overseas Limited and the registrant.

10.15***†	License agreement, settlement and mutual release by and between the registrant and Douglas J. Kelly dated April 1, 2002.

10.16*	Investors’ rights agreement dated June 4, 1999 by and among the registrant, Ketan D. Kothari, Manish D. Kothari, Joseph Barrus and the investors set forth on the signature pages thereto.

10.17*	Form of stock option agreement by and between the registrant and James M. Walker.

10.18*	Form of stock option agreement by and between the registrant and David M. Gallatin.

10.19*	Stockholders agreement by and among the registrant, Ketan D. Kothari, Manish D. Kothari, Joseph Barrus and the investors set forth on the signature pages thereto.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in the form of opinion filed as Exhibit 5.1).

24.1*	Power of attorney. Reference is made to Page II-6.

*	Previously filed.
**	To be filed by amendment.
***	Re-filed with this amendment.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to such confidentiality request. The omitted portions have been filed separately with the Securities and Exchange Commission.

(b)  Financial Statement Schedules

None.

Item 17.  Undertakings

We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our bylaws, indemnification agreements entered into between the company and our officers and directors, the underwriting agreement, or otherwise, we have been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, California on this 12th day of January 2004.

ALPHASMART, INC.

By:	/s/ MANISH D. KOTHARI

Manish D. Kothari President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such registration statement in the capacities and on the dates indicated:

	Signature	Title	Date

*	/s/ KETAN D. KOTHARI Ketan D. Kothari	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	January 12, 2004

*	/s/ JAMES M. WALKER James M. Walker	Chief Financial Officer, Chief Operating Officer and Secretary (Principal Financial and Accounting Officer)	January 12, 2004

	/s/ MANISH D. KOTHARI Manish D. Kothari	President and Director	January 12, 2004

*	/s/ WALTER G. KORTSCHAK Walter G. Kortschak	Director	January 12, 2004

*	/s/ WILLIAM J. SCHROEDER William J. Schroeder	Director	January 12, 2004

*	/s/ V. DAVID WATKINS V. David Watkins	Director	January 12, 2004

*	/s/ TERRY CRANE Terry Crane	Director	January 12, 2004

*By:	/S/ MANISH D. KOTHARI

Manish D. Kothari, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1**	Form of underwriting agreement.

3.1**	Certificate of incorporation, as currently in effect.

3.2*	Bylaws, as currently in effect.

3.3**	Amended and restated certificate of incorporation to effect a two-for-three reverse split of the common stock and redeemable convertible preferred stock.

3.4*	Amended and restated certificate of incorporation to be effective upon completion of this offering.

3.5*	Amended and restated bylaws to be effective upon completion of this offering.

4.1**	Form of registrant’s specimen common stock certificate.

5.1*	Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the registrant, with respect to the common stock being registered.

10.1*	1998 stock option plan.

10.2*	2003 stock plan.

10.3*	2003 employee stock purchase plan.

10.4*	Form of directors’ and officers’ indemnification agreement.

10.5*	Form of indemnification agreement by and between the registrant and Walter G. Kortschak.

10.6*	Loan agreement by and between the registrant and Union Bank of California, N.A., dated May 30, 2003.

10.7*	Security agreement dated May 30, 2003 by and between the registrant and Union Bank of California, N.A., as agent and a lender.

10.8*	Real estate lease agreement by and between registrant and Milpitas Industrial Properties, Inc. dated February 10, 2003.

10.9*	Real estate lease agreement by and between registrant and AlphaVista Properties LLC dated February 11, 2001.

10.10*	Real estate lease agreement by and between registrant and Merham Partners, LLC dated June 23, 2003.

10.11*	Real estate lease agreement by and between registrant and VISTA Enterprises dated August 22, 2000.

10.12*	Real estate sublease agreement by and between registrant and PumaTech Inc. dated February 4, 2002.

10.13***†	License agreement by and between the registrant and PalmSource, Inc. dated June 29, 2001.

10.14***†	Amendment no. 1 to the software license agreement for Palm OS Software by and among PalmSource, Inc., Palm Platform Overseas Limited and the registrant.

10.15***†	License agreement, settlement and mutual release by and between the registrant and Douglas J. Kelly dated April 1, 2002.

10.16*	Investors’ rights agreement dated June 4, 1999 by and among the registrant, Ketan D. Kothari, Manish D. Kothari, Joseph Barrus and the investors set forth on the signature pages thereto.

Exhibit Number	Description of Document
10.17*	Form of stock option agreement by and between the registrant and James M. Walker.

10.18*	Form of stock option agreement by and between the registrant and David M. Gallatin.

10.19*	Stockholders Agreement by and among the registrant, Ketan D. Kothari, Manish D. Kothari, Joseph Barrus and the investors set forth on the signature pages thereto.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in the form of opinion filed as Exhibit 5.1).

24.1*	Power of attorney. Reference is made to Page II-6.

*	Previously filed.
**	To be filed by amendment.
***	Re-filed with this amendment.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to such confidentiality request. The omitted portions have been filed separately with the Securities and Exchange Commission.